750 Route 202 South Suite 600 Bridgewater, NJ 08807

Press Release:

SYNCHRONOSS TECHNOLOGIES, INC. ANNOUNCES
FIRST QUARTER 2009 FINANCIAL RESULTS

•	First quarter revenue was $29.6 million and non-GAAP diluted EPS was $0.11

•	ConvergenceNow® Plus+ continues to gain traction as two major Smartphone manufacturers enter agreements with Synchronoss

•	Relationships outside of AT&T increased to 37% of total revenue

BRIDGEWATER, NJ – May 6, 2009 – Synchronoss Technologies, Inc. (NASDAQ: SNCR), the leading global provider of on-demand transaction management software platforms today announced its financial results for the first quarter 2009.

Stephen G. Waldis, President and Chief Executive Officer of Synchronoss, said, “We were pleased with the company’s performance in the first quarter. The significant amount of activity on-boarding new programs and customers onto our platform enabled Synchronoss to deliver solid first quarter results that were consistent with our expectations.”

Waldis added, “We are excited with the growing traction of our ConvergenceNow® Plus+ solution, which is designed specifically to support embedded communication devices such as smartphones, mobile internet devices, laptops and wirelessly enabled consumer electronics such as digital cameras and global positioning systems. Two of the world’s leading smartphone handset providers have agreed to use ConvergenceNow® Plus+, and we believe Synchronoss is uniquely positioned to capture the large and growing emerging device market opportunity.”

For the first quarter of 2009, Synchronoss reported net revenue of $29.6 million, an increase compared to $29.1 million in the first quarter of 2008. Gross profit, including the impact of fair value stock-based compensation expense, was $14.4 million in the first quarter of 2009. Income from operations, in accordance with generally accepted accounting principles (“GAAP”), was $3.3 million, including $1.9 million of fair value stock-based compensation expense. Based on an effective tax rate of 39.4% in the first quarter of 2009, GAAP net income was $2.1 million and GAAP diluted earnings per share was $0.07, compared to $0.13 in the first quarter of 2008.

Non-GAAP gross profit for the first quarter of 2009 was $14.8 million, representing a non-GAAP gross margin of 50%. Non-GAAP income from operations, which excludes fair value stock-based compensation expense, was $5.2 million in the first quarter of 2009, representing a non-GAAP operating margin of 18%. Non-GAAP net income in the first quarter was $3.3 million, leading to non-GAAP diluted earnings per share of $0.11, compared to $0.16 in the first quarter of 2008.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Synchronoss had cash, cash equivalents, and marketable securities of $74.4 million at March 31, 2009, a decrease of $4.4 million compared to the end of the previous quarter. The company’s positive operating profitability in the first quarter was outweighed by $5.6 million in capital expenditures, including the opening of a new global research & development center and data facility in Bethlehem, PA, in addition to quarter-to-quarter fluctuations in working capital accounts.

“We continue to monitor our overall expenses carefully in order to drive profitability in an environment when many of our customers are facing increasing economic pressures in their business,” said Lawrence R. Irving, Chief Financial Officer and Treasurer. “We continue to be pleased with the progress of the growth initiatives in which we are continuing to invest. We have begun the on-boarding process for new transactions and channels at AT&T, in addition to early stage efforts related to a growing number of opportunities with our CSP, VoIP and emerging device customers. We believe our efforts will position Synchronoss to enhance its long-term revenue growth and profitability.”

Other First Quarter Business Highlights

•	Business related to AT&T represented 63% of total revenue in the first quarter, compared to 64% in the previous quarter and 72% in the year ago quarter. Business outside of the AT&T relationship represented approximately 37% of total revenue in the first quarter, compared to 36% in the previous quarter and 28% in the year ago quarter.

•	Brightpoint entered into an agreement whereby it will act as an Online Master Dealer for T-Mobile USA. Under the terms of the agreement, Brightpoint will enable its approved customers the ability to offer and sell wireless services from T-Mobile via its end-to-end integrated online activation solution. Brightpoint is utilizing Synchronoss’ ConvergenceNow® Plus+ platform as part of this solution to provide online activation of T-Mobile wireless services.

•	Announced that Synchronoss’ ConvergenceNow® Plus+ platform enables the end-to-end customer management for AT&T’s CruiseCastSM Mobile TV Service. From purchase and activation to account changes, ConvergenceNow® Plus+ consolidates the orchestration and customer-care operations while providing customers with a superior and seamless experience. AT&T CruiseCast service will offer a robust lineup of 42 entertainment channels, 22 satellite TV and 20 radio channels at launch. The AT&T CruiseCast service enables families, commuters and mobile professionals to watch the same type of television experience in the rear seat entertainment systems of their vehicles that they now have in their homes.

Conference Call Details

In conjunction with this announcement, Synchronoss will host a conference call today, at 4:30 p.m. (EDT) to discuss the company’s financial results. To access this call, dial 866-510-0710 (domestic) or 617-597-5378 (international). The pass code for the call is 89159601. Additionally, a live web cast of the conference call will be available on the “Investor Relations” page on the company’s website www.synchronoss.com.

Following the conference call, a replay will be available at 888-286-8010 (domestic) or 617-801-6888 (international). The replay pass code is 97325160. An archived web cast of this conference call will also be available on the “Investor Relations” page of the company’s website, www.synchronoss.com.

Non-GAAP Financial Measures

Synchronoss has provided in this release selected financial information that has not been prepared in accordance with GAAP. This information includes historical non-GAAP operating income, net income, effective tax rate, and earnings per share. Synchronoss uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Synchronoss’ ongoing operational performance. Synchronoss believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Synchronoss’ industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial results discussed above exclude fair value stock-based compensation expense for the three months ended March 31, 2009.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures as detailed above. As previously mentioned, a reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release.

About Synchronoss Technologies, Inc.

Synchronoss Technologies (NASDAQ: SNCR) is the leading global provider of on-demand transaction management software platforms. Synchronoss automates subscriber activation, order management and service provisioning for any device type, across any communication service, from any channel. The company’s ConvergenceNow® and ConvergenceNow® Plus+ technology platforms automate a wide variety of transactions across multiple delivery channels and networks, enabling service providers, cable operators and device manufacturers to address back-office fragmentation, growth, and changing technologies while delivering an improved customer experience at lower costs. For more information, please visit www.synchronoss.com.

Forward-looking Statements

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “outlook” or words of similar meanings. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Synchronoss’ Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. Synchronoss does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

The Synchronoss logo, Synchronoss, ActivationNow, ConvergenceNow and ConvergenceNow Plus+ are trademarks of Synchronoss Technologies, Inc. All other trademarks are property of their respective owners.

SYNCHRONOSS TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except per share data)

	March 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$68,042	$72,203
Marketable securities	2,186	2,277
Accounts receivable, net of allowance for doubtful accounts of $218 and $193 at March 31, 2009 and December 31, 2008, respectively	28,240	25,296
Prepaid expenses and other assets	3,469	3,337
Deferred tax assets	1,061	1,065

Total current assets	102,998	104,178
Marketable securities	4,151	4,283
Property and equipment, net	23,280	17,280
Goodwill	6,652	6,862
Intangible assets, net	3,487	3,580
Deferred tax assets	8,468	8,505
Other assets	629	631

Total assets	$149,665	$145,319

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,621	$2,838
Accrued expenses	7,121	8,640
Lease financing obligations	268	—
Deferred revenues	2,343	1,452

Total current liabilities	11,353	12,930
Long term lease financing obligations	8,540	6,685
Other liabilities	1,379	1,366
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000 shares authorized, 0 shares issued and outstanding at March 31, 2009 and December 31, 2008	—	—
Common stock, $0.0001 par value; 100,000 shares authorized, 32,882 and 32,878 shares issued; 30,882 and 30,878 outstanding at March 31, 2009 and December 31, 2008, respectively	3	3
Treasury stock, at cost (2,000 shares at March 31, 2009 and December 31, 2008)	(23,713)	(23,713)
Additional paid-in capital	109,864	107,895
Accumulated other comprehensive income	47	66
Retained earnings	42,192	40,087

Total stockholders’ equity	128,393	124,338

Total liabilities and stockholders’ equity	$149,665	$145,319

SYNCHRONOSS TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Net revenues	$29,553	$29,110
Costs and expenses:
Cost of services (1)	15,199	13,407
Research and development (1)	3,116	2,422
Selling, general and administrative (1)	6,069	5,267
Depreciation and amortization	1,840	1,465

Total costs and expenses	26,224	22,561

Income from operations	3,329	6,549
Interest and other income	199	857
Interest expense	(51)	(10)

Income before income tax expense	3,477	7,396
Income tax expense	(1,372)	(3,090)

Net income	$2,105	$4,306

Net income per common share:
Basic	$0.07	$0.13

Diluted	$0.07	$0.13

Weighted-average common shares outstanding:
Basic	30,696	32,528

Diluted	31,088	33,407

(1) Amounts include fair value stock-based compensation as follows:
Cost of services	$429	$302
Research and development	123	130
Selling, general and administrative	1,362	1,190

Total fair value stock-based compensation expense	$1,914	$1,622

SYNCHRONOSS TECHNOLOGIES, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$3,329	$6,549
Add: Fair value stock-based compensation	1,914	1,622

Non-GAAP income from operations	$5,243	$8,171

GAAP net income attributable to common stockholders	$2,105	$4,306
Add: Fair value stock-based compensation, net of tax	1,160	943

Non-GAAP net income	$3,265	$5,249

Diluted non-GAAP net income per share	$0.11	$0.16

Shares used in per share calculation	31,088	33,407

SYNCHRONOSS TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2009	2008
Operating activities:
Net income	$2,105	$4,306
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,840	1,465
Deferred income taxes	40	(406)
Stock-based compensation	1,955	1,671
Changes in operating assets and liabilities:
Accounts receivable, net allowance for doubtful accounts	(2,944)	1,479
Prepaid expenses and other current assets	(131)	2
Other assets	305	(34)
Accounts payable	(1,217)	(1,079)
Accrued expenses	(1,518)	(2,385)
Tax benefit from stock option exercise	—	(698)
Other liabilities	60	10
Deferred revenues	891	888

Net cash provided by operating activities	1,386	5,219
Investing activities:
Purchases of fixed assets	(5,638)	(308)
Purchases of marketable securities available for sale	(288)	(490)
Sale of marketable securities available for sale	365	1,780

Net cash (used in) provided by investing activities	(5,561)	982
Financing activities:
Proceeds from the exercise of stock options	14	536
Excess tax benefit from stock option exercise	—	698

Net cash provided by financing activities	14	1,234

Net (decrease) increase in cash and cash equivalents	(4,161)	7,435
Cash and cash equivalents at beginning of year	72,203	92,756

Cash and cash equivalents at end of period	$68,042	$100,191

SOURCE: Synchronoss Technologies, Inc.

Synchronoss Technologies, Inc.
Investor:
Tim Dolan, 617-956-6727
investor@synchronoss.com
or
Media:
Stacie Hiras, 908-547-1260
stacie.hiras@synchronoss.com